EXHIBIT 21

LIST OF SUBSIDIARIES OF

HORIZON TECHNOLOGY FINANCE CORPORATION

AS OF 12/31/2025

Horizon Credit II LLC – Delaware Limited Liability Company

Horizon Secured Loan Fund I LLC – Delaware Limited Liability Company

Horizon Funding I, LLC – Delaware Limited Liability Company

HESP LLC – Delaware Limited Liability Company

Horizon Funding II, LLC – Delaware Limited Liability Company

HIMV LLC – Delaware Limited Liability Company

HMMS, Inc. – Maryland Corporation